Exhibit 99.1

Vertex Energy, Inc. Announces $17.1 Million Private Placement

HOUSTON--(BUSINESS WIRE) June 6, 2014 - Vertex Energy, Inc. (the “Company”) (NASDAQ:VTNR), an environmental services company that recycles industrial waste streams and off-specification commercial chemical products, announced today that is has entered into a definitive purchase agreement with institutional investors for the sale of approximately $17.1 million of the Company’s common stock.

Pursuant to the terms of the transaction the Company has agreed to sell the investors 2,200,000 shares of its common stock at a price of $7.75 per share, a 12.3% discount to the 30 day volume-weighted average price.

Craig-Hallum Capital Group acted as exclusive placement agent in connection with the offering.

The Company intends to use the net proceeds from the offering for its West Coast expansion. The closing of the offering is subject to the satisfaction of customary closing conditions.

The securities sold in the offering have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. The Company has agreed to file a resale registration statement with the SEC registering the shares in the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Vertex Energy, Inc.

Vertex Energy, Inc. (NASDAQ:VTNR) is a leading environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Its primary focus is recycling used motor oil and other petroleum by-product streams. Vertex purchases these streams from an established network of local and regional collectors and generators. Vertex also manages the transport, storage and delivery of the aggregated feedstock and product streams to end users, and manages the re-refining of a portion of its aggregated petroleum streams in order to sell them as higher-value end products. Vertex sells its aggregated petroleum streams as feedstock to other re-refineries and fuel blenders or as replacement fuel for use in industrial burners. The re-refining of used motor oil that Vertex manages takes place at its facility, which uses a proprietary Thermal Chemical Extraction Process (“TCEP”) technology. Based in Houston, Texas, Vertex also has offices in Georgia and California. More information on Vertex can be found at www.vertexenergy.com.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Vertex’s expectations regarding the completion of the offering described above. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to Vertex’s business and the satisfaction of the conditions of the closing of the offering. More detailed information about those factors is set forth in Vertex’s filings with the Securities and Exchange Commission, including Vertex’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Vertex is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relation Contacts

Marlon Nurse, DM
Porter, LeVay & Rose, Inc.
SVP – Investor Relations
(212) 564-4700

Matthew Lieb
Vertex Energy, Inc.
Chief Operating Officer
(310) 230-5450